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EXHIBIT 11.2
            INTEGRATED COMMUNICATION NETWORK, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE





                                                        Three Months Ended
                                                             March 31,
                                                     ------------------------
                                                         1996       1995
                                                     ------------  ----------
    Computation for Statement of Operations

    Primary earnings (loss) per share:
      Net earnings (loss)                            $(1,183,103)  $  206,180
                                                     ===========   ==========

      Shares
         Weighted average number of common
           shares outstanding                          2,355,000    1,300,000
         Less:  Contingent shares not considered
           outstanding because conditions for their
           issuance have not been met(*)                       -     (330,000)
         Add:  Dilutive effect of options and war-
           rants (as determined by the application
           of the treasury stock method)                       -      255,000
                                                     -----------   ----------
         Weighted average common and common
           equivalent shares                           2,355,000    1,225,000
                                                     ===========   ==========
      Earnings (loss) per common and common
        equivalent shares                            $      (.50)  $      .17
                                                     ===========   ==========

    Fully diluted earnings (loss) per share:
      Net earnings (loss) as per primary
        calculation above                            $(1,183,103)  $  206,180
                                                     ===========   ==========
      Weighted average number of shares
        outstanding per primary computation
        above                                           2,355,000   1,225,000
      Additional dilutive effect of contingent
        shares**                                                -     330,000
                                                     ------------  ----------
      Weighted average number of shares
        outstanding, as adjusted                        2,355,000   1,555,000
                                                     ============  ==========

      Fully diluted (loss) earnings per share(**)    $       (.50) $      .13
                                                     ============  ==========



(*) In accordance APB15 Interpretations #88 and #91 the conditions necessary for the release of the performance shares have not been met and therefore these shares are excluded from the computation of primary earnings per share. The performance shares were retired effective December 31, 1995.

(**) Under Interpretations #88 and #91, the calculation of fully diluted Earnings Per Share assumes the attainment of the required earnings level and this calculation is dilutive for the three months ended
       March 31, 1995.


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